UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 28, 2008 (May 21, 2008)
Concho Resources Inc.
(Exact name of registrant as specified in its charters)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	001-33615 (Commission File Number)	76-0818600 (I.R.S. Employer Identification No.)

550 West Texas Avenue, Suite 1300 Midland, Texas (Address of Principal Executive Offices)	79701 (Zip Code)
Registrant’s Telephone Number, including Area Code: (432) 683-7443
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     On May 21, 2008, Concho Resources Inc. (the “Company”) entered into an indemnification agreement (the “Indemnification Agreement”) with Matthew G. Hyde, which is attached hereto as Exhibit 10.1 and is incorporated herein in its entirety by this reference.
     This Indemnification Agreement is intended to permit indemnification to the fullest extent now or hereafter permitted by the General Corporation Law of the State of Delaware. It is possible that the applicable law could change the degree to which indemnification is expressly permitted.
     The Indemnification Agreement covers expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred as a result of the fact that Mr. Hyde, in his capacity as an officer, is made, threatened or reasonably expected to be made a party to any suit or proceeding. The Indemnification Agreement generally covers claims relating to the fact that the Mr. Hyde is or was an officer, employee or agent of us or any of our subsidiaries, or is or was serving at our request in such a position for another entity. The Indemnification Agreement also obligates us to promptly advance all expenses incurred in connection with any claim. Mr. Hyde is, in turn, obligated to reimburse us for all amounts so advanced if it is later determined that Mr. Hyde is not entitled to indemnification. The indemnification provided under the Indemnification Agreement is not exclusive of any other indemnity rights; however, double payment to Mr. Hyde is prohibited.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Effective May 21, 2008, the Board of Directors of the Company elected Mr. Matthew G. Hyde, age 52, to the office of Vice President — Exploration of the Company to serve until his successor is chosen and qualified or until his earlier death, resignation, retirement, disqualification or removal from office.
     From January 2008 to May 2008, Mr. Hyde was involved in private investments. From March 2001 to December 2007, Mr. Hyde was an Asset Manager at Oxy Permian, a business unit of Occidental Petroleum Corporation. From April 1998 to February 2001, Mr. Hyde served as President and General Manager of Occidental’s international business unit in Oman. Prior to that role, Mr. Hyde served in a variety of domestic and international exploration positions for Occidental, including Regional Exploration Manager responsible for Latin America exploration activities. Mr. Hyde worked for Samson Resources from 1989 to 1991 as an exploration geologist. He is a graduate of the University of Vermont and the University of Massachusetts where he obtained Bachelor of Arts and Master of Science degrees, respectively, in Geology. Mr. Hyde also holds a Master of Business Administration degree from the University of California Los Angeles.

     On May 21, 2008, the Company entered into an employment agreement with Matthew G. Hyde. The employment agreement is attached hereto as Exhibit 10.2.
     In connection with his employment with the Company, Mr. Hyde received 18,181 shares of restricted stock of the Company and options to purchase 55,555 shares of the Company’s common stock with an exercise price of $31.33. Both the restricted stock and the options will vest in three equal annual installments beginning on May 21, 2009.
     In a letter dated May 23, 2008, Curt F. Kamradt notified the Company that for personal reasons he will be resigning as Vice President, Chief Financial Officer and Treasurer of the Company effective at the close of business on June 23, 2008.

Item 7.01	Regulation FD Disclosure.
     On May 23, 2008, the Company announced the election of Mr. Matthew G. Hyde to the office of Vice President — Exploration. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.
     On May 28, 2008, the Company announced the resignation of Mr. Curt F. Kamreadt, effective June 23, 2008. A copy of the press release is furnished as Exhibit 99.2 hereto and is incorporated herein by reference.
     The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 and will not be incorporated by reference into any filing under the Securities Act of 1933 unless specifically identified therein as being incorporated therein by reference.

Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits

Exhibit No.	Description of Exhibit

10.1	Indemnification Agreement, dated May 21, 2008, by and between Concho Resources, Inc. and Matthew G. Hyde.

10.2	Employment Agreement, dated May 21, 2008, by and between Concho Resources, Inc. and Matthew G. Hyde.

99.1	Press Release dated May 23, 2008.

99.2	Press Release dated May 28, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.
CONCHO RESOURCES INC.

Date: May 28, 2008	By:	/s/ DAVID W. COPELAND
David W. Copeland
Vice President and General Counsel